Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SKYTERRA COMMUNICATIONS, INC.

(a Delaware corporation)

FIRST: The name of the Corporation is SkyTerra Communications, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation has authority to issue is 100 shares of Common Stock, with a par value of $.001 per share.

FIFTH: Subject to any additional vote required by the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: The following provisions are inserted to limit the liability of directors and officers of the Corporation to the full extent of the law allowable and for the conduct of the affairs of the Corporation, and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by law:

(a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which is illegal under section 174 of Title 8 of the Delaware Code relating to the Delaware General Corporation

Law; or (iv) for any transaction from which the director derived an improper personal benefit.

(b) No contract or other transaction between the Corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this Corporation is or are interested in, or is a member, stockholder, director or officer or are members, stockholders, directors or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation with any person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or officer or officers of this Corporation is a party, or are parties to, or interested, such contract, act of transaction, or in any way connected, with such person or persons, firms, association or corporation, and each and every person who may become a director or officer of this Corporation is relieved from any liability that might otherwise exist from thus contracting with this Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.

(c) Subject to such restrictions and regulations contained in the Bylaws adopted by the stockholders, the Board of Directors may make, alter, amend and rescind the Bylaws, and may provide therein for the appointment of an executive committee from their own members, to exercise all or any of the powers of the board, which may be amended or repealed, at any time, by the stockholders.

(d) The Board of Directors shall have power, in its discretion, to provide for and to pay for directors rendering unusual or exceptional services to the Corporation special compensation appropriate to the value of such services.

(e) By resolution duly adopted by the holders of not less than a majority of the shares of stock then issued and outstanding and entitled to vote at any regular or special meeting of the stockholders of the Corporation duly called and held as provided in the Bylaws of the Corporation, any director or directors of the Corporation may be removed from office at any time or times, with or without cause. The Board of Directors may at any time remove any officers of the Corporation with or without cause.

(f) The Corporation may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(g) The Corporation may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

(h) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(i) Any indemnification under paragraphs herein (unless ordered by a Court) shall be made by the Corporation upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(j) The Corporation may pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this section. The indemnification and advancement of expenses provided for herein shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The indemnification and advancement of expenses provided herein or granted pursuant to this provision shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(l) The Corporation may purchase and maintain insurance on behalf of any person who is or was serving the Corporation in any capacity referred to hereinabove against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions herein.

(m) The provisions herein shall be applicable to all claims, action, suits, or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

TENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.